Infinity Property and Casualty Reports Strong Underwriting Results and 3.0% Gross Written Premium Growth for the Fourth Quarter of 2009

Birmingham, Alabama – February 11, 2010 – Infinity Property and Casualty Corporation (NASDAQ:  IPCC), a national provider of personal automobile insurance, today reported results for the three and twelve months ended December 31, 2009:

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions, except per share amounts and ratios)	2009	2008	% Change		2009	2008	% Change

Gross written premiums	$198.9	$193.0	3.0%		$848.8	$896.9	(5.4)%
Revenues	$224.8	$200.1	12.3%		$883.4	$930.9	(5.1)%

Net earnings (loss)	$34.7	$(11.3)	NM		$70.6	$19.3	266.6%
Net earnings (loss) per diluted share	$2.53	$(0.79)	NM		$5.09	$1.23	313.8%

Operating earnings (1)	$31.6	$25.8	22.6%		$84.6	$71.1	19.0%
Operating earnings per diluted share (1)	$2.31	$1.78	29.8%		$6.10	$4.53	34.7%

Underwriting income (1)	$42.0	$30.4	38.2%		$97.8	$69.0	41.7%
Combined ratio	80.0%	86.4%	(6.4	)pts	88.5%	92.5%	(4.0	)pts

Return on equity	22.9%	(8.3)%	31.2	pts	12.3%	3.4%	8.9	pts
Operating income return on equity (1)	20.9%	19.1%	1.8	pts	14.8%	12.6%	2.2	pts

Book value per share					$45.80	$37.14	23.3%
Debt to total capital					23.9%	27.5%	(3.6	)pts
Debt to tangible capital					26.4%	30.7%	(4.3	)pts

NM = not meaningful

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Net and operating earnings increased during the fourth quarter of 2009 as compared with the same period in 2008 primarily as a result of both favorable development on prior accident period loss and loss adjustment reserves, and a decrease in other-than-temporary impairment losses recognized in net earnings.

Gross written premiums grew 3.0% during the fourth quarter of 2009 as compared with the same period in 2008 primarily from growth in Florida as well as the Commercial Vehicle program.  Other states with premium growth in the fourth quarter of 2009 include Arizona, California, Illinois and Pennsylvania.  Premiums for the twelve months ended December 31, 2009 declined 5.4% compared with the same period in 2008 primarily from premium declines in Arizona, Florida, Georgia, Texas and the Classic Collector program.

“We are excited that, despite the challenging economic conditions, we were able to grow our gross written premiums in the fourth quarter of 2009.” stated James Gober, Infinity’s Chairman, President and CEO.  “This is the first time we have had top line growth since the second quarter of 2007 and we believe our prospects for future growth are strong.”

Earnings and underwriting income for the three and twelve months ended December 31, 2009, include $32.0 million, pre-tax ($1.52 per diluted share after-tax) and $65.4 million, pre-tax ($3.06 per diluted share after-tax), respectively, of favorable development on prior accident period loss and loss adjustment expense reserves, primarily from favorable development on liability lines in the states of California, Florida and Connecticut related to accident years 2006, 2007 and 2008.  This compares with $15.9 million, pre-tax ($0.71 per diluted share after-tax), and $29.4 million, pre-tax ($1.22 per diluted share after-tax), respectively, of favorable development for the three and twelve months ended December 31, 2008.

During the fourth quarter and twelve months ended December 31, 2009, Infinity recorded $0.5 million, pre-tax, ($0.03 per diluted share after-tax) and $19.9 million, pre-tax, ($1.43 per diluted share after-tax), respectively, of other-than-temporary impairment charges on fixed income securities.  During the fourth quarter and twelve months ended December 31, 2008, Infinity recorded $40.3 million, pre-tax, ($2.78 per diluted share after-tax) and $61.8 million, pre-tax, ($3.94 per diluted share after-tax), respectively, of other-than-temporary impairment charges on fixed income and equity securities.

Catastrophe losses for the three and twelve months ended December 31, 2009 totaled $0.4 million, pre-tax ($0.02 per diluted share after-tax) and $1.0 million, pre-tax ($0.05 per diluted share after-tax), respectively.  Catastrophe losses for the three and nine months ended December 31, 2008 totaled $0.1 million, pre-tax ($0.00 per diluted share after-tax) and $1.8 million, pre-tax ($0.08 per diluted share after-tax), respectively, including $1.1 million from Hurricane Ike.

2010 Earnings Guidance
Infinity’s initial guidance for 2010, based on fully diluted operating earnings, is $2.35 - $2.75.  The guidance assumes gross premium growth between 5.0% and 7.5% as compared with the prior year, and an accident year combined ratio, which excludes favorable development on prior accident period loss and loss adjustment expense reserves, between 97.0% and 98.0%.

Share and Debt Repurchase Program
During the fourth quarter of 2009, Infinity repurchased 110,700 shares at an average price, excluding commissions, of $39.94.  Infinity repurchased $5.0 million par value of its 5.5% coupon debt during the fourth quarter of 2009 at a yield of 5.6%.  Infinity has $40.2 million of capacity left under its share and debt repurchase program, which expires December 31, 2010.

Forward-Looking Statements
This press release, notably “2010 Earnings Guidance”, contains certain statements that may be deemed to be “forward-looking statements”. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “assumes”, “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio including other-than-temporary impairments for credit losses, rising loss cost trends, actions of competitors and natural disasters. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss fourth quarter 2009 results at 11:00 a.m. (ET) today, February 11.   There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-713-4211 and providing the confirmation code 31853938.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, February 18, 2009. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 13847129.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately two hours following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)
(unaudited)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Earned premiums	$209.7	$222.9	$848.4	$922.5
Net investment income	11.5	13.7	49.4	58.0
Net realized gains (losses) on investments(1)	3.2	(36.6)	(14.8)	(51.4)
Other income	0.3	0.0	0.4	1.9
Total revenues	224.8	200.1	883.4	930.9

Costs and Expenses:
Loss and loss adjustment expenses (2)	121.0	148.1	564.2	648.4
Commissions and other underwriting expenses	46.7	44.4	186.5	205.0
Interest expense	2.7	2.8	11.1	11.1
Corporate general and administrative expenses	1.5	1.4	6.7	7.0
Restructuring charge	-	0.3	0.0	0.8
Loss on redemption of debt	0.0	-	0.0	-
Other expenses	2.1	0.6	3.9	4.6
Total costs and expenses	174.1	197.7	772.3	876.8

Earnings before income taxes	50.7	2.4	111.1	54.1
Provision for income taxes	16.0	13.6	40.6	34.8
Net earnings (loss)	$34.7	$(11.3)	$70.6	$19.3

Earnings (loss) per common share:
Basic	$2.57	$(0.79)	$5.17	$1.25
Diluted	$2.53	$(0.79)	$5.09	$1.23

Average number of common shares:
Basic	13.498	14.303	13.658	15.452
Diluted	13.717	14.530	13.870	15.680

Cash dividends per common share	$0.12	$0.11	$0.48	$0.44
Note:  Columns may not foot due to rounding

Notes:
(1) Net realized gains (losses) before impairment losses	$3.7	$3.7	$5.0	$10.4

Total other-than-temporary impairment (OTTI) losses	(0.0)	(40.3)	(11.9)	(61.8)
Non-credit portion recognized in other comprehensive income	-	n/a	3.8	n/a
OTTI losses reclassed from other comprehensive income	(0.4)	n/a	(11.8)	n/a
Net impairment losses recognized in net earnings	(0.5)	(40.3)	(19.9)	(61.8)

Total net realized gains (losses) on investments	$3.2	$(36.6)	$(14.8)	$(51.4)
Note: Columns may not foot due to rounding

(2)
Loss and loss adjustment expenses for the three and twelve months ended December 31, 2009, include $32.0 million and $65.4 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Loss and loss adjustment expenses for the three and twelve months ended December 31, 2008, include $15.9 million and $29.4 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)
	December 31, 2009 (unaudited)	September 30, 2009 (unaudited)	December 31, 2008 (audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,146.7	$1,134.8	$1,032.2
Equity securities, at fair value	39.4	39.4	31.2
Total investments	1,186.1	1,174.2	1,063.4
Cash and cash equivalents	77.6	104.2	109.3
Accrued investment income	11.2	10.2	11.0
Agents’ balances and premiums receivable	295.7	309.7	300.8
Property, plant and equipment (net of depreciation)	27.9	29.7	33.3
Prepaid reinsurance premiums	1.5	1.9	1.7
Recoverables from reinsurers	18.0	18.4	23.4
Deferred policy acquisition costs	68.8	71.2	70.1
Current and deferred income taxes	10.3	13.2	20.9
Receivable for securities sold	-	2.3	-
Prepaid expenses, deferred charges and other assets	9.1	8.4	14.8
Goodwill	75.3	75.3	75.3
Total assets	$1,781.6	$1,818.7	$1,723.9

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$509.1	$532.0	$544.8
Unearned premiums	376.1	388.0	380.4
Payable to reinsurers	0.1	-	1.0
Long-term debt	194.7	199.6	199.6
Commissions payable	18.0	23.5	22.6
Payable for securities purchased	17.6	36.9	0.3
Accounts payable, accrued expenses and other liabilities	47.9	46.0	50.0
Total liabilities	1,163.4	1,226.0	1,198.6

Shareholders’ Equity:
Common stock	21.1	21.1	21.0
Additional paid-in capital	344.0	343.7	341.9
Retained earnings (1)	541.2	508.1	439.1
Accumulated other comprehensive income, net of tax	19.5	22.9	6.0
Treasury stock, at cost (2)	(307.6)	(303.2)	(282.6)
Total shareholders’ equity	618.2	592.7	525.3
Total liabilities and shareholders’ equity	$1,781.6	$1,818.7	$1,723.9

Shares outstanding	13.497	13.605	14.146
Book value per share	$45.80	$43.56	$37.14
Note:  Columns may not foot due to rounding

Notes:
(1)
The change in retained earnings from September 30, 2009 is a result of net income of $34.7 million less shareholder dividends of $1.6 million.  The change in retained earnings from December 31, 2008 is a result of net income of $70.6 million less shareholder dividends of $6.6 million and a reclass made in the second quarter of 2009 of ($38.1) million, after-tax, from retained earnings to accumulated other comprehensive income (loss) for the non-credit portion of other-than-temporary impairment losses previously recognized in retained earnings.

(2)
Infinity repurchased 110,700 common shares during the fourth quarter of 2009 at an average per share price, excluding commissions, of $39.94.  Infinity repurchased 689,500 common shares during the twelve months ended December 31, 2009 at an average per share price, excluding commissions, of $36.24.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:
	For the Three Months Ended December 31,		For the Twelve Months Ended December,
(in millions, except EPS)	2009	2008	2009	2008

Earned premiums	$209.7	$222.9	$848.4	$922.5
Loss and loss adjustment expenses	(121.0)	(148.1)	(564.2)	(648.4)
Commissions and other underwriting expenses	(46.7)	(44.4)	(186.5)	(205.0)

Underwriting income	42.0	30.4	97.8	69.0

Net investment income	11.5	13.7	49.4	58.0
Other income	0.3	0.0	0.4	1.9
Interest expense	(2.7)	(2.8)	(11.1)	(11.1)
Corporate general and administrative expenses	(1.5)	(1.4)	(6.7)	(7.0)
Restructuring charge	-	(0.3)	(0.0)	(0.8)
Loss on redemption of debt	(0.0)	-	(0.0)	-
Other expenses	(2.1)	(0.6)	(3.9)	(4.6)

Pre-tax operating earnings	47.5	39.0	126.0	105.5

Provision for income taxes	(15.8)	(13.2)	(41.4)	(34.4)

Operating earnings, after-tax	31.6	25.8	84.6	71.1

Realized gains (losses) on investments, pre-tax	3.2	(36.6)	(14.8)	(51.4)
(Benefit) provision for income taxes	(1.1)	12.8	5.2	18.0
Decrease (increase) in provision for tax valuation allowance	0.9	(13.3)	(4.3)	(18.4)
Realized gains (losses) on investments, net of tax	3.0	(37.1)	(14.0)	(51.8)

Net earnings (loss)	$34.7	$(11.3)	$70.6	$19.3

Operating earnings per share – diluted	$2.31	$1.78	$6.10	$4.53
Realized gains (losses) on investments, net of tax	0.15	(1.66)	(0.70)	(2.12)
Decrease (increase) in provision for tax valuation allowance	0.07	(0.91)	(0.31)	(1.18)
Net earnings (loss) per share - diluted	$2.53	$(0.79)	$5.09	$1.23

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

Source:             Infinity Property & Casualty Corporation

Contact:            Amy Jordan
amy.jordan@ipacc.com
Investor Relations
(205) 803-8186